                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Consolidated Products, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

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    (4) Date Filed:

        ------------------------------------------------------------------------

                           CONSOLIDATED PRODUCTS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 10, 1999

TO THE SHAREHOLDERS OF CONSOLIDATED PRODUCTS, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Consolidated Products, Inc. will be held at the Company's Corporate Office, 4th Floor, Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204, on Wednesday, February 10, 1999, at 1:30 p.m., Eastern Standard Time, for the following purposes:

     1. To elect eight directors to serve until the next Annual Meeting of Shareholders and until their respective successors shall be elected and qualified.

     2. To act upon the approval of Ernst &Young LLP as the Company's independent auditors for the fiscal year ending September 29, 1999, as recommended by the Board of Directors.

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on December 7, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     We urge you to date, sign and mail the enclosed proxy in the envelope provided whether or not you expect to be present in person. You may revoke the proxy at any time prior to the time the proxy is exercised by filing with the Secretary of Consolidated Products, Inc. a properly executed instrument revoking such proxy, or by filing a properly executed proxy bearing a later date, or by attending the Annual Meeting and withdrawing your proxy and voting in person.


                                       By Order of the Board of Directors



                                       S. Sue Aramian, Secretary

December 21, 1998
Indianapolis, Indiana



              PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
                        PROMPTLY IN THE ENCLOSED ENVELOPE

                           CONSOLIDATED PRODUCTS, INC.
                              500 CENTURY BUILDING
                          36 SOUTH PENNSYLVANIA STREET
                           INDIANAPOLIS, INDIANA 46204
                                 (317) 633-4100

                                 PROXY STATEMENT
                       For Annual Meeting of Shareholders
                          To be Held February 10, 1999

     This proxy statement is furnished to the shareholders of Consolidated Products, Inc. (the "Company") in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's Corporate Office, 4th Floor, Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204, on Wednesday, February 10, 1999, at 1:30 p.m., Eastern Standard Time, and at any adjournment thereof. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about December 21, 1998.

     Each properly executed proxy returned prior to the meeting will be voted in accordance with the directions contained therein. The enclosed proxy may be revoked by the person giving it at any time before it is voted by giving written notice to the Secretary of the Company.

OUTSTANDING COMMON STOCK

     The record date for shareholders entitled to vote at the Annual Meeting was December 7, 1998. At the close of business on that date, the Company had issued and outstanding 21,068,433 shares of Common Stock entitled to vote at the meeting, which did not include shares issued as a result of the five for four stock split declared by the Board of Directors on December 1, 1998 to shareholders of record on December 14, 1998. Unless otherwise stated, however, all references herein to numbers and prices of shares of Common Stock, options and capital appreciation shares of the Company have been adjusted to reflect the five for four stock split.

ACTION TO BE TAKEN AT THE MEETING

     Unless the shareholder otherwise specifies in the proxy, the accompanying proxy will be voted (i) FOR the election, as directors of the Company, of the eight persons named under the caption "Election of Directors," and (ii) FOR the approval of the selection by the Board of Directors of the Company of the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 29, 1999.

QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share registered in his/her name on the record date. Directors of the Company are elected by a plurality of the votes cast by the holders of the shares represented at the meeting. Abstentions, broker non-votes and instructions on the enclosed form of proxy to withhold authority to vote for one or more of the nominees will result in the nominee receiving fewer votes; however, the number of shares present for purposes of determining a quorum will not be reduced by such action. Other matters coming before the shareholders will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal.

SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for presentation at the Annual Meeting of Shareholders in fiscal 2000 must be received by the Company by September 10, 1999.

OWNERSHIP OF COMMON STOCK

     The following table shows the total number and percentage of outstanding shares of Common Stock beneficially owned as of December 7, 1998 by each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company.

                                                   Amount and Nature of
     Name & Address of Beneficial Owner         Beneficial Ownership (1)(2)      Percent Of Class
     ----------------------------------         ---------------------------      ----------------
     E. W. Kelley                                     3,952,387(3)                     15.0%
     131 Woden Way, S.E
     Winter Haven, FL 33884

     Kelley & Partners, Ltd.                          2,140,833(4)                      8.1%
     36 South Pennsylvania Street, Suite 550
     Indianapolis, IN 46204

     T. Rowe Price Associates, Inc.                   1,590,312                         6.0%
     100 East Pratt Street
     Baltimore, MD 21202

     Capital Research & Management Co.                1,562,500                         5.9%
     SMALLCAP World Fund, Inc.
     333 South Hope Street
     Los Angeles, CA 90071

     FMR Corp                                         1,331,531                         5.1%
     82 Devonshire Street
     Boston, MA  02109

     (1) THIS TABLE IS BASED UPON INFORMATION SUPPLIED BY DIRECTORS AND EXECUTIVE OFFICERS, SCHEDULES 13D AND 13G, IF ANY, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INFORMATION SUPPLIED BY THE COMPANIES LISTED ABOVE.

     (2) INCLUDES SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS UNDER THE COMPANY'S STOCK OPTION PLANS. SEE "AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES."

     (3) INCLUDES 60,799 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS; 851,625 SHARES OWNED DIRECTLY BY MR. KELLEY; 2,140,833 SHARES OWNED OF RECORD AND BENEFICIALLY BY KELLEY & PARTNERS, LTD., AND 557,226 SHARES, 302,773 SHARES, AND 39,131 SHARES OWNED BY KELLEY, INC., KING COLA, INC. AND KAHM, INC., RESPECTIVELY, EACH OF WHICH IS A CORPORATION CONTROLLED BY MR. KELLEY.

     (4) MR. KELLEY AND MS. ARAMIAN ARE MANAGING GENERAL PARTNERS AND MESSRS. BONDA AND WILLIAMSON ARE GENERAL PARTNERS OF KELLEY & PARTNERS, LTD.

     The following table shows the total number of shares of Common Stock beneficially owned as of December 7, 1998, and the percentage of Common Stock so owned as of that date, with respect to (i) each director, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers, as a group:

                                             Amount and Nature of
     Name of Beneficial Owner               Beneficial Ownership (1)           Percent Of Class
     ------------------------               ------------------------           ----------------
     S. Sue Aramian                            2,731,052(2)(3)(4)                    10.4%
     James W. Bear                               463,849(5)                           1.8%
     Alva T. Bonda                             2,530,510(3)(6)                        9.6%
     Neal Gilliatt                                52,963(7)                              *
     Alan B. Gilman                              290,524(8)                           1.1%
     E. W. Kelley                              3,952,387(3)(4)(9)                    15.0%
     Charles E. Lanham                           362,705(10)                          1.4%
     Gary T. Reinwald                            301,550(11)                          1.1%
     J. Fred Risk                                164,852(12)                             *
     John W. Ryan                                 10,563(13)                             *
     James Williamson, Jr                      2,370,824(3)(14)                       9.0%
     All directors and executive
     officers as a group (22 persons)          6,992,603(15)                         26.6%

     * Less than 1%.

     (1) INCLUDES SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS UNDER THE COMPANY'S STOCK OPTION PLANS.

     (2) INCLUDES 51,636 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

     (3) INCLUDES 2,140,833 SHARES OWNED OF RECORD AND BENEFICIALLY BY KELLEY & PARTNERS, LTD.

     (4) INCLUDES 302,773 SHARES OWNED OF RECORD AND BENEFICIALLY BY KING COLA, INC., OF WHICH MR. KELLEY AND MS. ARAMIAN ARE OFFICERS AND DIRECTORS.

     (5) INCLUDES 44,647 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 57,792 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. BEAR'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

     (6) INCLUDES 20,343 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 78,507 SHARES HELD BY MR. BONDA AS EXECUTOR FOR THE ESTATE OF HIS WIFE.

     (7) INCLUDES 17,218 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 4,575 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. GILLIATT'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP

     (8) INCLUDES 52,448 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

     (9) INCLUDES 60,799 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS AND 1,447,982 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. KELLEY AND HIS AFFILIATES, KELLEY, INC. AND KAHM, INC.

     (10) INCLUDES 20,343 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 9,935 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. LANHAM'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

     (11) INCLUDES 43,684 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

     (12) INCLUDES 20,343 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 5,877 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. RISK'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

     (13) INCLUDES 5,407 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

     (14) INCLUDES 31,781 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 17,283 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. WILLIAMSON'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

     (15) INCLUDES 490,121 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS HELD BY ALL DIRECTORS AND OFFICERS AS A GROUP.

     Section 16(a) of the Securities Exchange Act of 1934 sets forth certain filing requirements relating to securities ownership by directors, executive officers and 10% shareholders of a publicly held company. To the Company's knowledge, based on representations of its directors and executive officers and copies of their respective reports filed with the Securities and Exchange Commission, all filing requirements were satisfied by each such person during the fiscal year ended September 30, 1998, except Alva T. Bonda, a director, who failed to file required reports on distributions from his wife's estate, for which he is executor, and on certain charitable transfers and one sale of stock from his individual account on the assumption that his broker was making such filings for him.

MISCELLANEOUS

     The entire cost of soliciting proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or personal interview at the expense of the Company. The Company will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this proxy statement and the accompanying form of proxy to beneficial owners and will reimburse such record holders for their reasonable expense in forwarding solicitation material.

                            1. ELECTION OF DIRECTORS

     Eight directors will be elected to serve until the next Annual Meeting and until their respective successors shall have been duly elected and qualified. Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of Shareholders held February 11, 1998.

     Alva T. Bonda, a director of the Company since 1982, has advised the Board of Directors that he will not seek re-election. Mr. Bonda will remain a director of the Company until the Annual Meeting, at which time he will become a Director Emeritus.

     At the time of the Annual Meeting, if any of the nominees named below is not available to serve as a director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, amends the Company's Bylaws to reduce the number of directors.

     The name, age and tenure as a director of this Company and business background for at least the last five years of the nominees for election are set forth below:

                               Served As
Name                  Age    Director Since             Business Experience
----                  ---    --------------             -------------------
S. Sue Aramian         66        1981           Vice Chairwoman of the Company since
                                                1990 and Secretary since August 1995;
                                                Vice President of the Company from 1984
                                                to 1990; Managing General Partner of
                                                Kelley & Partners, Ltd. since 1974.

Neal Gilliatt          81        1991           Marketing consultant; former Chairman of
                                                Executive Committee and Director,
                                                Interpublic Group of Companies, Inc.;
                                                Emeritus Director of Chemed Corporation;
                                                member of the Board of Directors of
                                                Kubin-Nicholson Corporation.

Alan B. Gilman         68        1992           President and Chief Executive Officer of
                                                the Company since 1992.

E. W. Kelley           81        1981           Chairman of the Company since 1984;
                                                Managing General Partner of Kelley &
                                                Partners, Ltd. since 1974.

Charles E. Lanham      66        1971           Chairman of the Board of Directors of
                                                Overhead Door Company of Indianapolis,
                                                Inc.; Vice Chairman of Klipsch Lanham
                                                Investments.

J. Fred Risk           70        1971           Chairman of the Board of Directors of
                                                Sovereign Group, Inc.

John W. Ryan           69        1996           Chancellor for the State University
                                                System of New York since July, 1996;
                                                formerly Interim President of the
                                                University of Maryland at Baltimore and
                                                Florida Atlantic University; President
                                                of Indiana University from January 1971
                                                to September 1987.

James Williamson, Jr.  67        1985           Former President and Chief Executive
                                                Officer of the Company from April 1985
                                                to July 1990; General Partner of Kelley
                                                & Partners, Ltd. since April 1985.

There is no family relationship among any of the nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors, which held five meetings and acted one time by written consent during fiscal 1998, has six standing committees: an Executive Committee, a Personnel/Benefits Committee, an Audit Committee, a Stock Option Committee, an Employee Stock Purchase Committee and an Investment Committee.

     When the Board of Directors is not in session, the Executive Committee may exercise all of the powers of the Board of Directors in the management of the affairs of the Company to the extent permitted by law. The Executive Committee also performs the functions of a compensation committee in setting guidelines for the administration of salaries, administering incentive compensation plans, including awards under the Company's Capital Appreciation Plan, and otherwise determining compensation levels. See "Report of the Executive Committee". During the fiscal year ended September 30, 1998, the Executive Committee met three times and acted several times by written consent. Mr. Kelley serves as Chairman and Messrs. Gilman, Risk and Williamson serve as members of the Executive Committee.

     The Audit Committee, among other duties, serves in an oversight role intended to ensure the integrity and objectivity of the Company's financial reporting process. The Committee meets with representatives of management and the independent auditors to review matters of a material nature related to auditing, financial reporting, internal accounting controls and audit results. The Audit Committee is also responsible for making recommendations to the Board of Directors concerning the selection of the Company's independent auditors. During the fiscal year ended September 30, 1998, the Audit Committee met twice. Mr. Risk serves as Chairman of the Committee and Messrs. Gilliatt, Lanham and Ryan serve as members.

     The Stock Option Committee directs the administration of the Company's employee stock option plans in accordance with the terms of the plans. During fiscal 1998, the Stock Option Committee acted on three occasions by written consent. Mr. Bonda serves as Chairman of the Committee and Messrs. Ryan and Williamson are members of the Committee.

     The Personnel/Benefits Committee recommends personnel policies and employee benefit plans, administers the Company's profit sharing plan and performs such other functions with respect to personnel and benefit plan matters as may be requested by the Board of Directors. The Personnel/Benefits Committee met three times during fiscal 1998. Ms. Aramian is Chairwoman of the Committee and Messrs. Bonda, Lanham and Gilliatt are members, together with Mr. James W. Bear, Senior Vice President, Administration and Finance, and Treasurer, Robert L. Grimm, Vice President, Human Resources, and Ms. Charlene Boog, Associate Vice President, Administration. Mr. Kelley and Mr. Gilman are ex officio members of the Committee.

     The Employee Stock Purchase Committee directs the administration of the Company's Employee Stock Purchase Plan in accordance with the terms of the Plan. Mr. Risk serves as Chairman of the Committee and Messrs. Bonda and Bear are members of the Committee.

     The Investment Committee establishes investment guidelines for the Company's Profit Sharing Plan and manages the investment of the assets of that plan. During fiscal 1998, the Investment Committee met one time. Ms. Aramian and Messrs. Gilman and Bear are members of the Committee.

     No director attended less than 80% of the aggregate of (i) the total meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which he or she served.

COMPENSATION OF DIRECTORS

     Directors receive an annual fee of $14,000 plus $1,400 per board meeting and $700 per committee meeting attended. Mr. Risk is paid an additional annual fee of $3,500 for services as a member of the Executive Committee. Mr. Williamson's compensation for services as a member of the Executive Committee is included in his consultant fee for administrative services as discussed below. Directors who are officers of the Company are not paid for their services as directors. In the fiscal year ended September 30, 1998, the total compensation paid to nonemployee directors was $130,400. In addition, the ordinary and necessary expenses of members of the Board of Directors incurred in attending board and committee meetings are paid by the Company. The Company also believes in compensating its directors partly on the basis of the Company's success in increasing the value of its stock. Consequently, an important part of director's compensation is from stock options and the increase in their value.

     The Company has had nonemployee director stock option plans (the "Plans") in place since 1990, which provide for the non-discretionary grant of nonqualified stock options to nonemployee directors of the Company and its subsidiaries at a price equal to the fair market value of the Common Stock on the date of grant. Options outstanding under the Plans are exercisable as to 20% on the date of grant and 20% on each anniversary of the date of grant until fully exercisable. The options expire five years from the date of grant.

     Options for the purchase of an aggregate of 23,436 shares of Common Stock were issued pursuant to the 1998 Plan, which was approved by the shareholders on February 11, 1998. As of December 7, 1998, Messrs. Bonda, Gilliatt, Lanham, Risk, Ryan and Williamson each held options to purchase 3,906 shares at an option price of $12.32 per share. No options granted under this Plan have been exercised.

     Options for the purchase of an aggregate of 22,500 shares of Common Stock were issued by resolution of the Board of Directors of the Company on October 16, 1998, with each non-employee director abstaining as to the grant to himself, constituting all approvals necessary for the 1999 Plan under current laws and regulations. As of December 7, 1998, Messrs. Bonda, Gilliatt, Lanham, Risk, Ryan and Williamson each held options to purchase 3,750 shares at an option price of $13.30 per share. No options granted under this Plan have been exercised.

     The Company has consultant agreements with Messrs. Williamson and Gilliatt for certain administrative and marketing services, respectively, at an annual fee of $12,000 each, subject to termination by the Company at any time.

MANAGEMENT RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1998, the Company paid $135,000 to Kelley & Partners, Ltd. ("KPL") for management and administrative services and certain office expenses. Consolidated Specialty Restaurants, Inc., a subsidiary of the Company, leases one restaurant property from KPL. The term of this lease extends to September 30, 2002, and the annual rent paid by Consolidated Specialty Restaurants, Inc. to KPL is $39,000. Mr. E. W. Kelley, Chairman, and Ms. S. Sue Aramian, Vice Chairwoman of the Company, are Managing General Partners of KPL; Messrs. Bonda and Williamson, directors of the Company, are General Partners of KPL, and Mr. Lanham, a director of the Company, is a Limited Partner of KPL.

     The Company granted exclusive franchise rights in 1991 to Kelley Restaurants, Inc., for development of Steak n Shake restaurants in the Atlanta, Georgia and Charlotte, North Carolina markets. The franchisee currently operates eleven restaurants in Atlanta, Georgia and has an additional restaurant under construction. The franchisee will open its first Steak n Shake restaurant in Charlotte, North Carolina in January 1999. Kelley & Partners, Ltd. and E. W. Kelley, together, own a controlling interest in Kelley Restaurants, Inc. Mr. Kelley serves as an officer and a director. Mr. Williamson and Mr. Gilman also serve as directors of Kelley Restaurants, Inc.

     Steak n Shake, Inc., a subsidiary of the Company, receives certain annual incentive and promotional fees from its soft drink supplier. Under a termination agreement with a former distributor, King Cola, Inc., the Company agreed to share a portion of the incentive fees not to exceed $60,000 per year with the former distributor. During fiscal 1998, a payment of $60,000 was made to King Cola, Inc. pursuant to this agreement. Mr. Kelley and Ms. Aramian are officers, directors, and shareholders of King Cola, Inc.

     The Board of Directors believes that the transactions described herein were on terms no less favorable to the Company than would have been available in the absence of the relationships described.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation paid to the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") for the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term Compensation
                                                 Annual Compensation         ---------------------------------      All Other
                              Fiscal         ---------------------------     Restricted Stock    Stock Options    Compensation
                               Year          Salary ($)        Bonus ($)       Awards ($)(1)         (#)(4)           ($)(2)
                              ------         ----------        ---------     ----------------    -------------    ------------
Alan B. Gilman                 1998          $346,365          $200,000          $198,650            32,000          $ 17,391
President and Chief            1997          $311,500          $200,000          $173,800            30,937          $ 18,225
Executive Officer (3)          1996          $280,000          $180,000          $137,250            20,625          $ 16,347

E.W. Kelley                    1998          $110,000          $190,000          $     --            22,500          $ 24,975
Chairman                       1997          $110,000          $190,000          $     --            19,531          $ 22,207
                               1996          $110,000          $175,000          $     --            17,188          $ 21,258

S. Sue Aramian                 1998          $112,500          $ 90,000          $144,500            18,897          $ 17,298
Vice Chairwoman                1997          $109,380          $ 90,000          $121,600            15,625          $ 16,801
and Secretary                  1996          $ 90,000          $ 80,000          $106,750            13,750          $ 15,501

James W. Bear                  1998          $179,690          $ 58,140          $126,400            14,077          $ 11,944
Senior Vice President          1997          $166,020          $ 81,483          $112,900            11,718          $ 13,088
and Treasurer                  1996          $151,780          $ 79,420          $ 99,100            12,890          $ 12,018

Gary T. Reinwald               1998          $179,690          $ 57,006          $126,400            13,114          $ 12,941
Senior Vice President          1997          $163,360          $ 78,217          $112,900            11,718          $ 12,547
                               1996          $141,130          $ 75,490          $ 99,100            12,890          $ 10,822

     (1) THE AMOUNTS SHOWN IN THIS COLUMN REPRESENT THE MARKET VALUE OF THE RESTRICTED STOCK AWARDED UNDER THE COMPANY'S CAPITAL APPRECIATION PLAN AND WERE CALCULATED BY MULTIPLYING THE CLOSING MARKET PRICE OF THE COMPANY'S COMMON STOCK ON THE DATE OF AWARD BY THE NUMBER OF SHARES AWARDED. THE NUMBER AND VALUE OF THE AGGREGATE UNVESTED RESTRICTED STOCK HOLDINGS OF EACH OF THE NAMED EXECUTIVE OFFICERS ARE AS FOLLOWS:
          MS. ARAMIAN, 32,968 SHARES ($372,850); MR. GILMAN, 44,843 SHARES ($509,700); MR. BEAR, 30,077 SHARES ($338,400); AND MR. REINWALD,
          30,077 SHARES ($338,400). MR. KELLEY HOLDS NO UNVESTED RESTRICTED STOCK AND HAS DECLINED GRANTS UNDER THE CAPITAL APPRECIATION PLAN SINCE 1991. THE SHARES OF COMMON STOCK ARE ISSUED AT THE TIME OF THE AWARD; HOWEVER, THESE SHARES MAY NOT BE TRANSFERRED DURING A PERIOD OF THREE YEARS THEREAFTER AND ARE FORFEITED TO THE COMPANY IF THE GRANTEE IS NOT EMPLOYED BY THE COMPANY (EXCEPT FOR REASONS OF RETIREMENT, PERMANENT DISABILITY OR DEATH) AT THE END OF THE PERIOD. THE AMOUNTS DO NOT REFLECT THE CASH VALUE OF BOOK UNITS AWARDED IN TANDEM WITH THE RESTRICTED COMMON STOCK, WHICH REPRESENT THE NET CHANGE IN THE BOOK VALUE PER SHARE OF THE COMMON STOCK AS ADJUSTED FOR STOCK DIVIDENDS AND SPLITS FROM THE DATE OF AWARD TO THE DATE OF VESTING. THE RECIPIENT OF THE AWARD IS ENTITLED TO ANY DIVIDENDS PAID ON OUTSTANDING COMMON STOCK SUBSEQUENT TO THE DATE OF THE AWARD.

     (2) INCLUDES (i) AMOUNTS PAYABLE PURSUANT TO THE COMPANY'S EXECUTIVE MEDICAL REIMBURSEMENT PLAN WHICH PROVIDES FOR PAYMENT OF CERTAIN MEDICAL EXPENSES, AS DEFINED, UP TO $3,500 FOR EACH PLAN YEAR ENDING OCTOBER 31, (ii) AMOUNTS PAID BY THE COMPANY FOR OR ON BEHALF OF THE EXECUTIVE WITH RESPECT TO GROUP LIFE INSURANCE PREMIUMS FOR COVERAGE IN EXCESS OF $50,000, AND (iii) AMOUNTS OF ANNUAL CONTRIBUTIONS BY THE COMPANY FOR THE ACCOUNT OF THE NAMED EXECUTIVE OFFICERS UNDER THE COMPANY'S PROFIT SHARING PLAN.

     (3) THE COMPANY HAS AGREED THAT IF MR. GILMAN LEAVES THE COMPANY'S EMPLOYMENT FOR ANY REASON OTHER THAN RETIREMENT OR TERMINATION BY THE COMPANY FOR CAUSE, HE WILL BE PAID AT HIS BASE COMPENSATION RATE ON THE DATE OF TERMINATION FOR A PERIOD OF NINE MONTHS THEREAFTER.

     (4) OPTIONS GRANTED UNDER THE EMPLOYEE STOCK OPTION PLANS PROVIDE FOR A RELOAD OPTION (THE "RELOAD OPTION") IN THE EVENT THE OPTIONEE SURRENDERS OTHER SHARES OF THE COMPANY'S COMMON STOCK IN PAYMENT FOR OPTION SHARES, IN WHOLE OR IN PART. ANY SUCH RELOAD OPTION (i) WILL BE FOR A NUMBER OF SHARES EQUAL TO THE NUMBER OF SHARES SO SURRENDERED;
          (ii) WILL HAVE AN EXPIRATION DATE WHICH IS 5 YEARS FROM THE RELOAD OPTION ISSUANCE DATE; AND (iii) WILL HAVE AN EXERCISE PRICE EQUAL TO THE MARKET PRICE OF THE COMPANY'S COMMON STOCK ON THE DATE THE SHARES WERE SURRENDERED TO EXERCISE THE OPTION. THERE IS NO RELOAD OPTION WITH RESPECT TO THE EXERCISE OF A RELOAD OPTION. MR. GILMAN'S 1997 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 23,437 SHARES ON MAY 1, 1997 AND THE GRANT OF A RELOAD OPTION FOR 7,500 SHARES ON JULY 28, 1997 PURSUANT TO THE TERMS OF THE 1995 EMPLOYEE STOCK OPTION PLAN. HIS 1998 STOCK OPTION GRANT INCLUDES THE GRANT OF AN OPTION FOR 25,000 SHARES ON APRIL 29, 1998, AND THE GRANT OF A RELOAD OPTION FOR 7,000 SHARES ON APRIL 14, 1998. MS. ARAMIAN'S 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 15,000 SHARES ON APRIL 29, 1998, AND THE GRANT OF A RELOAD OPTION FOR 3,897 ON JUNE 26, 1998. MR. BEAR'S 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 10,000 SHARES ON APRIL 29, 1998, AND THE GRANT OF A RELOAD OPTION FOR 4,077 SHARES ON DECEMBER 26, 1997. MR. REINWALD'S 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 10,000 SHARES ON APRIL 29, 1998, AND THE GRANT OF RELOAD OPTIONS OF 1,608 SHARES AND 1,506 SHARES ON DECEMBER 29, 1997 AND JUNE 9, 1998, RESPECTIVELY.

     The following table presents certain information for the Named Executive Officers relating to stock option grants during fiscal 1998 under the Company's Employee Stock Option Plans:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential Realizable
                                             Percentage Of                                      Value at Assumed Annual
                                             Total Options                                        Rates of Stock Price
                            Number of         Granted To                                     Appreciation for Option Term (2)
                             Options         Employees In   Exercise Price    Expiration     --------------------------------
Name                       Granted (1)       Fiscal 1998   ($ per share)(1)     Date           5% ($)             10% ($)
----                       -----------       ------------- ----------------   ----------     ----------          --------
Alan B. Gilman              25,000              13.3%        $   15.55        4/29/03          $107,500          $237,250
                             7,000               3.7%            15.86        4/14/03            30,660            67,760
                            (reload)

E.W. Kelley                 22,500              12.0%            17.11        4/29/03            61,650           178,425

S. Sue Aramian              15,000               8.0%            17.11        4/29/03            41,100           118,950
                             3,897               2.0%            16.94        6/26/03            18,238            40,295
                            (reload)

James W. Bear               10,000               5.3%            15.55        4/29/03            43,000            94,900
                             4,077               2.2%            12.88       12/26/02            14,514            32,045
                            (reload)

Gary T. Reinwald            10,000               5.3%            15.55        4/29/03            43,000            94,900
                             1,608               0.9%            12.92       12/29/02             5,741            12,687
                            (reload)

                             1,506               0.8%            16.08         6/9/03             6,687            14,789
                            (reload)

     (1) OPTIONS GRANTED UNDER THE COMPANY'S EMPLOYEE STOCK OPTION PLANS MAY BE EITHER NONQUALIFIED OPTIONS OR INCENTIVE OPTIONS AT THE DISCRETION OF THE COMMITTEE, AND HAVE BEEN GRANTED WITH A TERM OF FIVE YEARS AT AN EXERCISE PRICE EQUAL TO THE CLOSING PRICE OF THE COMPANY'S COMMON STOCK ON THE NEW YORK STOCK EXCHANGE AS OF THE DATE OF GRANT, EXCEPT IN THE CASE OF INCENTIVE OPTIONS GRANTED TO HOLDERS OF MORE THAN 10% OF THE TOTAL VOTING POWER OF THE COMPANY'S COMMON STOCK, IN WHICH CASE THE OPTION EXERCISE PRICE IS REQUIRED TO BE AT LEAST 110% OF THE FAIR MARKET VALUE. OPTIONS ARE EXERCISABLE AS TO 20% ON THE DATE OF GRANT AND 20% ON EACH ANNIVERSARY OF THE DATE OF GRANT UNTIL FULLY EXERCISABLE, WITH THE EXCEPTION OF RELOAD OPTIONS, WHICH ARE FULLY EXERCISABLE ON THE DATE OF GRANT.

     (2) THE DOLLAR AMOUNTS UNDER THESE COLUMNS ARE THE RESULT OF CALCULATIONS AT THE 5% AND 10% RATES SET BY THE SECURITIES AND EXCHANGE COMMISSION AND, THEREFORE, ARE NOT INTENDED TO FORECAST POSSIBLE FUTURE APPRECIATION, IF ANY, OF THE COMPANY'S STOCK PRICE. FOR EXAMPLE, THE COMPANY'S PER SHARE STOCK PRICE WOULD BE $19.85 AND $25.04 IF INCREASED BY 5% AND 10%, RESPECTIVELY, COMPOUNDED ANNUALLY OVER THE FIVE-YEAR OPTION TERM ON A GRANT PRICE OF $15.55.

     The following table presents certain information for the Named Executive Officers relating to exercises of stock options during fiscal 1998 under the Company's Employee Stock Option Plans and, in addition, information relating to the valuation of unexercised stock options:

                         AGGREGATED OPTION EXERCISES IN
                  FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

                                                       Number of Shares Underlying     Value of Shares Underlying
                                                          Unexercised Options At         Unexercised Options At
                       Number of        Dollar             September 30, 1998            September 30, 1998 (1)
                    Shares Acquired      Value         ----------------------------    ---------------------------
Name                  On Exercise       Realized       Exercisable    Unexercisable    Exercisable   Unexercisable
----                ---------------     --------       -----------    -------------    -----------   -------------
Alan B. Gilman            17,771        $138,584          52,448          56,850        $198,460        $147,976

E. W. Kelley              22,876        $238,828          60,799          49,374        $356,626        $ 97,314

S. Sue Aramian            18,301        $191,065          51,636          35,900        $285,294        $ 77,854

James W. Bear             16,015        $172,449          44,647          26,834        $279,456        $ 80,889

Gary T. Reinwald          13,725        $147,804          43,684          26,834        $276,503        $ 80,889

     (1) BASED ON THE NEW YORK STOCK EXCHANGE CLOSING PRICE OF THE COMPANY'S COMMON STOCK ON SEPTEMBER 30, 1998, OF $14.05, AS ADJUSTED FOR THE FIVE FOR FOUR STOCK SPLIT DECLARED BY THE BOARD OF DIRECTORS ON DECEMBER 1, 1998.

     The following table sets forth awards of restricted Common Stock made to the Named Executive Officers in fiscal 1998 under the Company's Capital Appreciation Plan:

                LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                         Performance Or
                       Number of          Other Period
                       Shares, Units     Until Maturation     Expiration of
Name                Or Other Rights (1)   or Payment (1)    Forfeiture Period
----                -------------------  ----------------   -----------------
Alan B. Gilman             13,750          three years       August 10, 2001

E. W. Kelley                   --                   --                    --

S. Sue Aramian             10,000          three years       August 10, 2001

James W. Bear               8,750          three years       August 10, 2001

Gary T. Reinwald            8,750          three years       August 10, 2001

     (1) AWARDS UNDER THE COMPANY'S 1997 CAPITAL APPRECIATION PLAN CONSIST OF RESTRICTED COMMON STOCK AND BOOK UNITS. THE SHARES OF COMMON STOCK ARE ISSUED AT THE TIME OF THE AWARD; HOWEVER, THESE SHARES MAY NOT BE TRANSFERRED DURING A PERIOD OF THREE YEARS THEREAFTER AND ARE FORFEITED TO THE COMPANY IF THE GRANTEE IS NOT EMPLOYED BY THE COMPANY (EXCEPT FOR REASON OF RETIREMENT, PERMANENT DISABILITY OR DEATH) AT THE END OF THE PERIOD. BOOK UNITS AWARDED IN TANDEM WITH THE RESTRICTED COMMON STOCK ARE CASH AWARDS PAID TO THE GRANTEE AT THE END OF THE FORFEITURE PERIOD AND REPRESENT THE NET CHANGE IN THE BOOK VALUE PER SHARE OF THE COMMON STOCK AS ADJUSTED FOR STOCK DIVIDENDS AND SPLITS FROM THE DATE OF AWARD TO THE DATE OF VESTING. THE COMPANY'S 1997 CAPITAL APPRECIATION PLAN EXPIRES ON DECEMBER 31, 1999.

REPORT OF THE EXECUTIVE COMMITTEE

     The compensation of the Company's executive officers, including awards under the Company's Capital Appreciation Plan and Stock Option Plans, is determined by the Board of Directors, generally upon recommendation of the Executive Committee (the "Committee"). See "Committee Interlocks and Insider Participation." The following report with respect to certain cash and stock compensation paid or awarded to the Company's executive officers, including the Named Executive Officers, during fiscal 1998 is furnished by the directors who comprise the Executive Committee.

GENERAL POLICIES

     The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the high level management talent required to achieve corporate objectives and, thereby, increase shareholder value. It is the Company's policy to provide cash and stock incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the success of the Company's business. To attain these objectives, the Company's executive compensation program includes a competitive base salary, coupled with an added cash incentive component which is "at risk" based on the performance of the Company's business, primarily as reflected in the achievement of predetermined financial and operational objectives. In addition, awards are made under the Company's Capital Appreciation Plan to a select group of management which includes certain of the Named Executive Officers, and under the Company's Employee Stock Option Plan to a broader group of management employees, including the Named Executive Officers, based upon the potential contributions of each to the long-term profitability and growth of the Company's business. As a general matter, as an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the Company's performance as measured by the level of attainment of defined financial and/or operational performance objectives and accomplishment of the individual objectives of the executive established at the beginning of the fiscal year. In addition, all eligible Company employees, including its eligible executive officers, participate in a profit sharing plan. Subject to the discretion of the Board of Directors, the Company makes annual contributions to a trust for the benefit of employees participating in the Profit Sharing Plan.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE

     From time to time, the Executive Committee establishes, subject to the approval of the Board of Directors, the salaries which will be paid to the Company's executive officers. In setting base salaries, the Executive Committee takes into account a number of factors, including competitive compensation data, the extent to which an individual may participate in the incentive compensation plans maintained by the Company, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance.

     The Committee also determines, with the approval of the Board of Directors, the terms of the Company's incentive bonus plans in which the executive officers participate. In doing so, the Committee reviews management's plans for the Company's growth and profitability, determines the criteria for bonus awards, and recommends to the Board the levels of target and maximum awards for participants and the level of attainment of financial performance objectives necessary for awards to be made under the Plan.

     In connection with the compensation determinations to be made, the Company utilizes the Hay Guide Chart-Profile Method of Job Evaluations developed by Hay Management Consultants, a nationally recognized compensation consulting firm, to evaluate and rank executive and management positions within the Company. This Guide Chart - Profile method of measuring job content, as updated from time to time, together with the Towers Perrin's Annual Chain Restaurant Compensation survey, serve as reference points for the Committee and the Board of Directors in establishing compensation programs for the Company's executive officers and other management which are competitive within the industry and appropriate to the Company's objectives. Other studies are also used as they are available and appropriate.

     For fiscal 1998, each of the executive officers, including Ms. Aramian and Messrs. Kelley, Gilman, Bear and Reinwald received compensation pursuant to the Company's annual incentive bonus plan. Each year the Board establishes, in advance, a targeted profit growth goal. Each executive job classification has a specific bonus percentage level based on the job rating (as explained above). Bonuses are determined based on performance in relation to actual earnings results as compared to the targeted profit goal. The system pays modestly below the target but escalates as high as 4 times the bonus percentage level for increases substantially above the targeted profit goal. The bonus is also divided into two parts with 70% being based on Company profit performance for the year and the remainder being based on accomplishment of each individual's operational objectives.

     Mr. Kelley and Ms. Aramian also received incentive bonus awards for fiscal 1998 based on independent evaluations by the Executive Committee (Mr. Kelley did not participate in these evaluations). Their awards were based on the high level of achievement of the planned financial goals of the Company for the fiscal year and the value of the leadership, direction and individual contributions of both individuals to the Company's business operations, innovative marketing programs, expansion goals, management selections and capital accumulation and funding programs.

STOCK OPTION AWARDS

     Stock options are granted to key employees, including the Named Executive Officers, by the Stock Option Committee under the Company's Stock Option Plans (the "Plans"). The number of shares subject to options granted to each individual generally depends upon his or her base salary and level of management responsibility. The largest grants are awarded to the most senior employees, who, in the view of the Stock Option Committee, have the greatest potential to impact the Company's profitability and growth. Options under the Plans may be either incentive stock options or nonqualified stock options at the discretion of the Committee, and, with limited exceptions, are granted at an exercise price equal to 100% of the fair market value on the date of grant. Incentive options granted to Mr. Kelley and Ms. Aramian are granted at an exercise price equal to 110% of the fair market value on the date of the grant, as required by Section 422A of the Internal Revenue Code. The Stock Option Committee has discretion, as limited by the Plans, as to the duration of the option exercise period and the vesting of the right to exercise within that period. Options currently outstanding under the Plans are exercisable as to 20% on the date of grant and 20% on each anniversary of the date of grant thereafter until fully exercisable, with the exception of Reload Options, which are fully exercisable on the date of the grant. Current options expire five years from the date of grant. Stock option awards to the Named Executive Officers over the past three fiscal years are disclosed in the Summary Compensation Table.

RESTRICTED STOCK AWARDS

     Restricted stock awards under the Company's Capital Appreciation Plan are granted by the Board of Directors, upon recommendation of the Executive Committee, to executive officers and key employees of the Company. The number of restricted shares and book units so awarded and the frequency thereof are intended to serve as a retention vehicle and are based on the contributions of each grantee to the long-term profitability and growth of the Company. The executive holds all of the ownership rights to the stock from the date of grant, including the right to receive dividends thereon if paid, but may not transfer or assign the stock during a period of three years following the date of the grant. These shares are forfeited to the Company if the grantee is not employed by the Company (except for reasons of retirement, permanent disability or death) at the end of the period. Book units granted in conjunction with the Common Stock are paid in cash at the end of the forfeiture period in an amount equal to the net change in the book value per share of the Common Stock, as adjusted for stock dividends and splits from the date of grant to the end of the three-year forfeiture period. Mr. Kelley has declined grants of Restricted Stock Awards under the Plan since 1991. Restricted Stock Awards to the Named Executive Officers over the past three fiscal years are disclosed in the Summary Compensation Table.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Alan B. Gilman was appointed to his present position as President on July 13, 1992, and he assumed the added title of Chief Executive Officer on October 1, 1992. The total compensation, including base salary, incentive compensation and stock awards, paid to Mr. Gilman during 1998 was determined by the Board of Directors in accordance with the criteria described in the "Relationship of Compensation to Performance," "Stock Option Awards" and "Restricted Stock Awards" sections in this report. He received a base compensation of $346,365 in fiscal 1998, and an incentive bonus of $200,000 for the fiscal year, representing 57.7% of his 1998 base salary, which reflect the Board's assessment of his very favorable performance and his broad involvement in the successful operations of the Company in fiscal 1998.

     Mr. Gilman received stock awards during fiscal 1998, including 25,000 shares of Common Stock under the Company's Stock Option Plan. He also received 13,750 shares, along with related book units, on August 10, 1998, under the Company's Capital Appreciation Plan. The Board of Directors has determined that Mr. Gilman more than met his performance objectives for the year and continues to make substantial executive contributions to the progress and growth of the Company's businesses. Additional details of Mr. Gilman's total cash and stock compensation over the past three fiscal years are disclosed in the Summary Compensation Table.

     The foregoing report is hereby submitted by the members of the Executive Committee.

                               EXECUTIVE COMMITTEE

   E. W. Kelley     Alan B. Gilman      J. Fred Risk      James Williamson, Jr.


COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Kelley, Chairman of the Company, serves as Chairman of the Executive Committee but does not participate in deliberations or recommendations of that Committee as to his compensation. Mr. Gilman, President and Chief Executive Officer of the Company, is a member of the Executive Committee, but does not participate in deliberations or recommendations of that committee as to his compensation. Mr. Williamson and Mr. Risk are members of the Executive Committee, but are not employees of the Company or any of its affiliates.

OTHER MATTERS

     Mr. Kelley was chairman of the managing member of a limited liability company and Mr. Lanham was director of an unrelated corporation, each of which filed for protection under Chapter 11 of the federal bankruptcy laws between 1993 and 1998. The bankruptcy proceeding for the company identified with Mr. Kelley was later changed to a Chapter 7 proceeding and was discharged in 1996. The bankruptcy proceeding for the company identified with Mr. Lanham was discharged in 1995, but refiled in 1996. The company emerged from the Chapter 11 proceeding in January 1997 and is currently operating on a profitable basis.

COMPANY PERFORMANCE

     The graph below compares for each of the last five fiscal years the cumulative total return of the Company, the S&P 500, the S&P SmallCap 600 and the S&P Restaurants Indices. The Company is included in the companies comprising the SmallCap 600, a major market index. The S&P Restaurants Index is also included in the graph in order to provide a more direct comparison of the Company's returns to those of other companies in the restaurant business. The cumulative total returns displayed below have assumed $100 invested on September 30, 1993 in the Company's Common Stock, the S&P 500, the S&P SmallCap 600 and the S&P Restaurants Indices, and reinvestment of dividends paid since September 30, 1993. This graph is not adjusted for the five for four stock split declared by the Board of Directors on December 1, 1998.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    SPECIFIC PLOT POINTS OF PERFORMANCE GRAPH
                                  (IN DOLLARS)

                                                  1993      1994      1995     1996     1997     1998
                                                  ----      ----      ----     ----     ----     ----
Consolidated Products, Inc.             COP      100.00    146.67    230.48   266.20   361.38   408.15
Standard & Poors 500                    1500     100.00    103.69    134.53   161.89   227.37   247.93
Standard & Poors SmallCap 600           1600     100.00     99.42    125.45   144.66   198.14   167.73
Standard & Poors Restaurant Index       IRET     100.00     99.56    142.78   170.28   173.36   216.63

* $100 invested on 9/30/93 in stock or index, including reinvestment of dividends. Assumes fiscal year ending September 30.


                2. APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     Subject to approval by the shareholders, the Board of Directors has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending September 29, 1999. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company. This selection has been recommended by the Audit Committee and the Board of Directors of the Company.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions concerning the 1998 audit and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE APPROVAL OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 1999.

                                3. OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before this meeting; or (d) any matters should arise incident to the conduct of the meeting, the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

                                      PROXY
                           CONSOLIDATED PRODUCTS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 10, 1999

The undersigned appoints E. W. Kelley, J. Fred Risk and S. Sue Aramian and each of them, the proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of Consolidated Products, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held February 10, 1999, or at any adjournment thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.   ELECTION OF DIRECTORS:

     FOR all nominees listed below (except as marked to the contrary)      / /

     WITHHOLD AUTHORITY to vote for all nominees listed below              / /

     S. SUE ARAMIAN, E. W. KELLEY, NEAL GILLIATT, ALAN B. GILMAN, CHARLES E. LANHAM, J. FRED RISK, JOHN W. RYAN AND JAMES WILLIAMSON, JR.

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

     ---------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS:

                    / / FOR / / AGAINST / / ABSTAIN

3. The proxies are authorized to vote, in their discretion, on matters which may properly come before the Annual Meeting to the extent set forth in the Proxy Statement.

YOUR VOTE IS IMPORTANT. If you do not expect to attend the Annual Meeting or if you plan to attend but wish to vote by proxy, please date, sign and mail this proxy. A return envelope is provided for this purpose.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                                       -----------------------------------
DATE:
      ------------------               -----------------------------------
                                                            (Signatures)

Please date this proxy. If shares are held jointly, both joint owners should sign. If signing as attorney, executor, administrator, guardian or in any other capacity, please give your full title as such.